Exhibit 99.2

For Immediate Release

Contact: Mary Jayne Crocker

EVP Chief Operating Officer

Bridgewater Bank

(952) 893-6867

July 26, 2018

Bridgewater Bancshares, Inc. Announces New Director

Bloomington, MN – Bridgewater Bancshares, Inc. (“Bridgewater”) (Nasdaq: BWB),  and its wholly owned banking subsidiary, Bridgewater Bank, are pleased to announce Douglas J. Parish has been appointed to serve on the Board of Directors for Bridgewater and Bridgewater Bank. As both a Certified Public Accountant and a Certified Internal Auditor, Doug is a financial expert with 30 years of diverse experience across a number of disciplines, including accounting,  finance, audit, risk management, regulatory compliance and corporate governance.

Most recently, Mr. Parish served as Senior Vice President and Chief Compliance Officer for Ameriprise Financial, Inc. Recruited to Ameriprise in 2005 at the time of the company’s spin-off from American Express, he worked to build a world-class internal audit function for this Fortune 250 diversified financial services company. Prior to his tenure at Ameriprise, Mr. Parish was Vice President and Chief Internal Auditor at Ceridian Corporation and held numerous audit roles at Citigroup.

Doug holds a B.A. from St. Olaf College and currently serves as a board member for several Twin Cities’ non-profit organizations, including the Children’s Theatre Company, Northern Star Council (Boy Scouts of America) and Greater Twin Cities Youth Symphonies.

“Bridgewater and its shareholders will benefit from the expanded financial, risk and regulatory expertise that Doug brings to the board,” says Jerry Baack, Chairman and Chief Executive Officer.  “His audit and compliance background at several publicly-traded financial institutions will prove advantageous.”

About Bridgewater Bancshares, Inc.

Bridgewater Bancshares, Inc. is the holding company for Bridgewater Bank, a full-service commercial bank formed in 2005 to serve the diverse needs of commercial real estate investors, small business entrepreneurs and high-net-worth individuals.  Bridgewater Bank has six locations serving clients across the Minneapolis-St. Paul-Bloomington metropolitan statistical area in Minnesota and offers a full array of simple, quality loan and deposit products, primarily for commercial clients.  As of June 30, 2018, Bridgewater had total assets of approximately $1.8 billion, total loans of approximately $1.5 billion, total deposits of approximately $1.4 billion and total shareholders’ equity of approximately $205.9 million.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the initial public offering.  Forward-looking statements are subject to many risks and uncertainties, including, but not limited to changes in general economic, business and political conditions, including changes in the financial markets, and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the registration statement.  Potential investors should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and Bridgewater does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Source: Bridgewater Bancshares, Inc.